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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): January 7, 2002



                        The Ashton Technology Group, Inc.
             (Exact name of registrant as specified in its charter)


           Delaware                       001-11747               22-6650372
(State or other jurisdiction of    (Commission File Number)     (IRS Employer
        incorporation)                                       Identification No.)


1835 Market Street, Suite 420, Philadelphia, PA                      19103
     (Address of Principal Executive Offices)                      (Zip Code)



       Registrant's telephone number, including area code: (215) 789-3300



                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

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Item 5.  Other Events

The Company has accepted the resignation of Arthur J. Bacci as a director from its Board of Directors and from his positions as President and Chief Operating Officer. Concurrent with this action, Mr. Bacci has entered into a consulting agreement to assist the Company in negotiating strategic alliances and financings.

On January 14, 2002, the Company received notice from the American Arbitration Association of the award of the arbitrator in the arbitration between Claimant, the former President of eMC, a Company subsidiary, and Respondent, The Ashton Technology Group, Inc. The award favored the Claimant in the amount of $510,750 to effect full settlement of all claims and counterclaims submitted in the arbitration that related to an employment agreement with eMC. The award bears interest from the date of the award at 9% per annum.

On January 16, 2002, the Company announced an employee furlough program, which will temporarily reduce employee work schedules approximately 50% with concomitant payroll reductions. The program, which is effective immediately, is expected to be short-term until the Company secures additional working capital. During this period, the Company will assure normal coverage and system operations for the eVWAP(R) trading system and the Company's affiliated broker-dealer units. This program and other initiatives are expected to allow the Company to reduce its operating expenses while it focuses on strategic financing initiatives.

                                    SIGNATURE
                                    ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    January 17, 2002

                                                THE ASHTON TECHNOLOGY
                                                GROUP, INC.

                                                By: /s/ Fredric W. Rittereiser
                                                    --------------------------
                                                Name:  Fredric W. Rittereiser
                                                Title: Chairman and CEO